As filed with the Securities and Exchange Commission on August __, 1999.

                                                  Registration No.   333-71179

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                                 Amendment No. 1
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                            Sims Communications, Inc.
               (Exact name of registrant as specified in charter)

                                    Delaware
                (State or other jurisdiction of incorporation)

                                             18001 Cowan, Suite C & D
                                                 Irvine, CA  92614
          65-0287558                              (949)261-6665
    (IRS Employer I.D.        (Address, including zip code, and telephone number
        Number)                        of principal executive offices)

                                  Mark Bennett
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

     Copies     of all  communications,  including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                           Proposed       Proposed
 Class of                                Maximum        Maximum
Securities               Securities      Offering      Aggregate     Amount of
  to be                    to be        Price Per      Offering    Registration
Registered              Registered       Unit (1)       Price         Fee (5)
----------              ----------     -----------    -----------   -----------

Common Stock (2)         2,600,000        $1.15       $2,990,000     $   832
Common Stock (3)           116,333        $1.15          133,783          38
Common Stock (4)         5,600,000        $1.15        6,440,000         791
                         ---------                   -----------    --------
Total                    8,316,333                    $9,563,783      $2,661
                         =========                    ==========      ======

(1) Offering price computed in accordance with Rule 457(c). (2) Shares of Common Stock issuable upon conversion of Company's Series C
    Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common Stock issuable upon the exercise of warrants held by the Series C Preferred shareholders.
(4) Shares of common stock to be sold by Selling Shareholders. (5) A fee of $1,626 was paid when this Registration Statement was initially filed.

         Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Preferred Stock or upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Preferred Stock or the warrants.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            SIMS COMMUNICATIONS, INC.

                              CROSS REFERENCE SHEET
             Item in Form S-3                          Location in Prospectus

Item 1  Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus .................................  Facing Page; Outside Front
                                                      Cover Page

Item 2  Inside Front and Outside Back Cover           Inside Front Cover Page;
        Pages of Prospectus ........................  Outside Back Cover Page

Item 3  Summary Information, Risk Factors
        Ratio of Earnings to Fixed Changes .........  Prospectus  Summary;
                                                      Risk Factors

Item 4  Use of Proceeds ............................  Not Applicable.

Item 5  Determination of Offering Price ............  Selling Shareholders

Item 6  Dilution ...................................  Comparative  Share Data

Item 7  Selling Security Holders ...................  Selling Shareholders

Item 8  Plan of Distribution .......................  Selling Shareholders

Item 9  Description of Securities to be
        Registered .................................  Description of Securities

Item l0 Interest of Named Experts and Counsel ......  Experts

Item 11 Material Changes ...........................  Prospectus Summary

Item 12 Incorporation of Certain Information by
        Reference ..................................  Documents Incorporated by
                                                      Reference

Item l3 Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities ................................  Indemnification

                   SELLING SHAREHOLDER OFFERING PROSPECTUS

                            SIMS COMMUNICATIONS, INC.

                                  Common Stock

    This prospectus relates to the sale of common stock by certain persons who either own or have the right to acquire shares of Sims' common stock. These persons are sometimes referred to in this prospectus as the Selling Shareholders.

      Sims is an electronic transactions processing company with a primary focus on the healthcare industry. Sims' products include MedCard System, the only completely paperless insurance billing system designed for use by hospitals, doctors and other healthcare providers, the One Medical Service System, which provides one-stop shopping at local pharmacies for a variety of home medical products and services, and a website through which a consumer can order up to 5,000 home medical products on the Internet and obtain healthcare information.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page ____ of this prospectus.

      On August , 1999 the closing price of Sims' common stock on the NASDAQ SmallCap Market was $1.03 per share. Sims' NASDAQ symbol is SIMS.

                The date of this prospectus is August  , 1999

                       DOCUMENTS INCORPORATED BY REFERENCE

      Sims will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                            Sims Communications, Inc.
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                              (949) 261-0323 (fax)

      The following documents filed with the Commission by Sims (Commission File No. 0-25474) are hereby incorporated by reference into this Prospectus:

    (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

    (2) Quarterly report on Form 10-Q for the quarter ending March 31, 1999.

    (3) 8-K report dated December 14, 1998.

    (4) 8-K report dated January 20, 1999.

      All documents filed with the Commission by Sims pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

Sims

      Sims generates revenue through the following divisions:

One Medical

      Sim's One Medical Division provides a financial processing and communications network for the Home Medical Equipment (HME) industry. In addition to processing information and verifying insurance medical cards, this network connects HME buyers with a network of HME vendors. This proprietary network has been designated for the medical and managed healthcare market, but Sims' primary focus at the present time is the retail pharmacy industry.

      The One Medical network allows any pharmacy to be more competitive in the HME marketplace by being able to offer over 23,000 products through an automated catalogue process and a direct connection to local providers of oxygen, appliance repair, nursing care, and other such services. Pharmacies in the network are able to provide their customers with medical supplies and equipment along with product information without sending the customer to another location and thus losing control of the customer. As a result, the network provides pharmacies with the opportunity to capture a greater percentage of the managed healthcare market, generate additional revenues, and simultaneously provide greater service and convenience to their customers.

JustMed.com

      The JustMed.com division involves three components:

         - The Medcard health insurance verification and billing system - The JustMed.com website - The Med Store

MedCard System

      In November 1998 Sims acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a single, small terminal.

      As of July 31, 1999 the MedCard system was able to retrieve on-line eligibility and authorization information from 77 medical insurance companies and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Sheild and Metrahealth. Using the MedCard system, patients are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The time it takes to collect payments from insurance providers decreases from months to days. Sims obtains revenues from the sale or lease of its processing terminals and from fees received from every transaction processed by means of the terminals.

Website

    The JustMed.com website is an internet website which began functioning on July 1, 1999. The website advertises healthcare products and services which are available to the general public and provides medical information to the general public. Persons in need of healthcare products and services can access the website and order products or transfer to the more detailed websites maintained by the companies which provide the products and services. Sims expects to generate revenues from this website by charging providers of healthcare products and services fees for advertising on the website. Sims will also receive fees when a person transfers from Sims' website to the websites maintained by a provider of healthcare products or services. Sims expects that advertisers on its website will include distributors of healthcare equipment and products, hospitals, physician practice groups, and clinics.

Med Store

      The Med Store is a feature of Sims' website which allows consumers to use their computers to purchase a variety of healthcare products and services. Items available for purchase include canes, crutches, walkers, bath chairs, blood pressure units, cold therapies, exercise equipment and hot and cold packs.

Movie Vision

      Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

      Sims' executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614. Sims' telephone number is (949) 261-6665.

The Offering

      This prospectus relates to the sale of shares of Sims' common stock:

        - issuable upon the conversion of Sims' Series C preferred stock, - issuable upon the exercise of warrants held by the Series C preferred shareholders
        - issuable upon the exercise of warrants and options which were previously issued by Sims, and
        - held by certain persons who either purchased the shares from Sims in private offerings, received the shares for services provided to Sims, or received the shares in settlement of amounts owed to these persons by Sims.

         The holders of the  preferred  shares,  warrants  and  options,  to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, and the owners of the common stock described above are referred to in this prospectus as the Selling Shareholders. Sims will not receive any funds upon the conversion of the preferred shares since Sims received $1,700,000 when the preferred shares were sold. If all warrants and options held by the Selling Shareholders are exercised, Sims will receive approximately $1,586,000 which will be used to fund Sims' operations. Sims will not receive any proceeds from the sale of the shares by the Selling Shareholders.

      As of July 31, 1999, Sims had 16,734,077 shares of common stock issued and outstanding. Assuming all preferred shares are converted into 2,125,000 shares of common stock (assuming a conversion price of $0.80 per share), and all warrants and options held by the selling shareholders are exercised, there will be 20,349,681 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities previously issued by Sims.

Statement of Operations Data:

                                     Years Ended June 30,    Nine Months Ending
                                     1998           1997      March 31, 1999
                                     ----           ----     ------------------

Revenues                            $980,951     $2,923,532       $1,284,585
Cost of Sales                       (523,479)    (1,608,572)        (520,678)
Operating and other Expenses      (7,503,483)    (4,657,587)      (5,296,637)
(Loss) Income from Discontinued
   Operations                        (63,737)       553,731                -
                              ---------------   ------------     --------------
Net (Loss)                       $(7,109,748)   $(2,788,896)     $(4,532,730)
                                 ============    ===========     ============

Balance Sheet Data:
                               June 30, 1998             March 31, 1999
                              ----------------         ------------------

Current Assets                  $1,088,022                 $1,364,123
Total Assets                     5,602,751                  7,032,474
Current Liabilities              2,785,015                  2,375,184
Total Liabilities                3,372,542                  3,001,285
Working Capital (Deficit)       (1,697,013)                (1,011,061)
Shareholders' Equity             2,230,209                  4,031,189

No common stock dividends have been declared by Sims since its inception.

                                  RISK FACTORS

      Prospective Investors should be aware that ownership of Sims' common stock involves certain risks, including those described below, which could adversely affect the value of their holdings of common stock. Sims does not make, nor has it authorized any other person to make, any representations about the future market value of Sims' common stock.

      The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this Prospectus prior to making an investment.

      History of Losses. Sims has incurred losses since it was formed in 1991. From the date of its formation through March 31, 1999, Sims incurred net losses of approximately $(24,982,000). During the nine months ended March 31, 1999 Sims had a loss of $(4,532,730). Sims expects to continue to incur losses until such time, if ever, as it earns net income. There can be no assurance that Sims will be able to generate sufficient revenues and become profitable.

      Sims Needs Additional Capital to Continue in Business. This offering is being made on behalf of certain selling shareholders. Sims will not receive any proceeds from the sale of the shares offered by the selling shareholders. Sims' continued operations will depend upon the availability of additional funding. There can be no assurance that Sims will be able to obtain additional funding, if needed, or if available on terms satisfactory to Sims.

      Agreements with Credit Card Companies. Sims' point-of-sale terminals and video dispensing machines are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows products and services to be purchased through credit cards. Sims presently has agreements with credit card processors which authorize the use of various major credit cards in Sims' machines. In order for Sims to continue to have the services of these credit card processors available, Sims is required to meet certain conditions as provided in the agreements between the credit card processors and Sims. In the event Sims fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards, in which case Sims' machines would be unable to process transactions.

      Prices for Sims' Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for Sims' Common Stock, Sims' financial results, investor perceptions of Sims, and general economic and other conditions.

      There is No Assurance that Sims' Common Stock Will Continue to be Listed on NASDAQ. Although Sims' Common Stock is currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ Small-Cap Market, that Sims must maintain $2,000,000 in tangible net worth and that the bid price of Sims' Common Stock must be at least $1.00. Although Sims presently complies with these listing standards, if Sims' securities were delisted from the NASDAQ Small-Cap Market, Sims' securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities. There can be no assurance that Sims' securities will remain listed on the NASDAQ Small-Cap Market.

      If Sims' Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of Sims' securities, may affect the ability of broker/dealers to sell Sims' securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in Sims' securities.

      The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                             COMPARATIVE SHARE DATA

      As of July 31, 1999, the present shareholders of Sims owned 16,734,077 shares of Common Stock, which had a net tangible book value of approximately $0.15 per share. The following table illustrates the comparative stock ownership of the present shareholders of Sims, as compared to the investors in this Offering, assuming all shares offered are sold.

                                           Number of Shares     Note Reference

Shares outstanding as of July 31,1999(1)       16,734,077

Shares issuable upon conversion of Series C     2,125,000             A
Preferred Stock.

Shares  issuable  in  payment  of  dividends  to  93,750              B
 holders  of Series C Preferred shares.

Shares  issuable upon exercise of warrants       113,333              B
 held by Series C Preferred shareholders.

Shares held by, or which may be acquired          111,519             B
by sales agent.

Shares issuable upon exercise of warrants         360,000             C
issued to sales agents and financial consultants

Shares issuable upon exercise of warrants sold    889,269             D
to private investors

Shares outstanding (pro forma basis)(1)        20,349,681

Net tangible book value per share as of
July 31, 1999                                       $0.15

Equity ownership by present shareholders
after this offering                                 82.3%

Equity ownership by investors in this offering      17.7%

(1) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by Sims. See table below.

      "Net tangible book value per share" is the amount that results from subtracting the total liabilities and intangible assets of Sims from its total assets and dividing such amount by the shares of Common Stock then outstanding.

      The purchasers of the securities offered by this Prospectus will suffer immediate dilution if the price paid for the securities offered is greater than the net tangible book value of Sims' common stock.

    Other Shares Which May Be Issued:

      The following table lists additional shares of Sims' Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by Sims:

                                                    Number            Note
                                                   of Shares        Reference

         Shares issuable upon exercise
          of warrants issued to sales agents
          and financial consultants               1,528,206             C

         Shares issuable upon the exercise of
         warrants sold to private investors         915,684             D

         Shares issuable upon conversion of notes
         and exercise of  warrants sold in
         private offering                           137,565             E

         Shares issuable upon exercise of options
         previously granted by Company            4,825,500             F

         Additional shares issuable in connection
         with the acquisition of One Medical
         Services, Inc.:                                                G
                 Warrant Shares                     187,500
                  Incentive Shares                1,485,000

A. Between November 1998 and January 1999, Sims sold 1,700 shares of its Series C Preferred Stock (the "Preferred Stock") to a group of institutional investors for $1,700,000. Each Preferred Share is convertible into shares of Sims' common stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $1.50 (or $1.28 in the case of 750 shares sold in December 1998), or (ii) 80% of the average price of Sims' common stock for any two trading days during the ten trading days preceding the conversion date. The lower of (i) or (ii) is the "Conversion Price" for the Series C Preferred Stock. The shares in the table assume a conversion price of $0.80 per share. The actual number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of Sims' common stock at the time of conversion.

B. In connection with the issuance of the Series C Preferred Stock Sims also:

      (i) Agreed to pay annual dividends to the Series C Preferred shareholders at the rate of $60 per share. At Sims' option these dividends may be paid in cash or in shares of Sims' common stock. For dividends paid in shares of stock, the number of shares to be issued is determined by dividing the dollar amount of the dividends by 80% of the average price of Sims' common stock for any two trading days during the ten trading days preceding the date the dividends are payable. As of July 31, 1999 Sims owed approximately $75,000 in dividends to the Series C Preferred shareholders. Sims has elected to pay these dividends with shares of common stock. The number of shares in the table was determined by dividing $75,000 by $0.80.
      (ii) Issued to the holders of the Series C Preferred Stock, on a pro rata basis, warrants which collectively allow for the purchase of up to 113,333 shares of Sims' common stock. The warrants are exercisable at a price of $1.00 per share at any time prior to July 31, 2004.
      (iii) Issued to Settondown Capital International, Ltd., the sales agent for the offering, 45 shares of Series C Preferred Stock, warrants for the purchase of 37,500 shares of Sims' common stock and 14,769 shares of common stock. The Series C Preferred Shares issued to the sales agent are convertible on the same basis as the Series C Preferred Shares sold to the institutional investors (with a maximum conversion price of $1.50 per share). The warrants for the purchase of the 37,500 shares of common stock are exercisable at a price ranging between $1.27 and $1.50 per share at any time prior to December 31, 2003. Settondown, as the holder of 45 shares of the Series C preferred stock, also received 3,000 warrants which have the same terms as the warrants referred to in (ii) above.

C. In connection with prior private offerings of Sims' common stock, Sims paid Commissions to the sales agents for such offerings in the form of cash and warrants. Sims has also entered into a number of agreements with various financial consultants. Pursuant to the terms of these agreements, Sims has issued to the financial consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $0.59 and $5.00 per share and expire between November 2001 and April 2004. Up to 360,000 shares of common stock issuable upon the exercise of warrants held by certain financial consultants are being offered to the public by means of this prospectus. See "Selling Shareholders".

D. In connection with certain private offerings, Sims sold shares of common stock and warrants. The warrants sold in these private offerings are exercisable at prices ranging between $0.44 and $1.54 per share and expire between March 2000 and April 2004. Up to 889,269 shares of common stock issuable upon the exercise of warrants sold to certain investors in these offerings are being offered to the public by means of this prospectus. See "Selling Shareholders".

E. Between February and December l997 Sims sold $1,017,500 of convertible notes (the "Notes"), together with warrants for the purchase of 75,065 shares of Sims' common stock. The Notes bear interest at 8% per annum and are presently due and payable. As of July 31, 1999 Notes in the principal amount of $917,500 (plus accrued interest) have been converted into 571,851 shares of Sims' common stock. The remaining Notes are collectively convertible into 62,500 shares of Sims' Common Stock at a conversion price of $1.60 per share. The Warrants are exercisable at any time prior to May 31, 2002 at prices ranging between $4.00 and $10.00 per share.

F. Options are held by present and former officers, directors and employees of Sims.

G. Effective May 30, 1998 Sims acquired One Medical Services, Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. Sims has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001), by the average closing price of Sims' common stock for the five day trading period prior to the end of each quarter.

      The shares which are referred to in Notes A, B, C and D (limited to 360,000 shares in the case of Note C and 889,269 shares in the case of Note D), as well as approximately 5,078,337 additional shares, are being registered for public sale by means of this prospectus.

      A total of 1,295,900 shares issuable upon the exercise of options, and which are referred to in Note F, have been registered for public sale by means of a registration statement on Form S-8 filed with the Securities and Exchange Commission

                              SELLING SHAREHOLDERS

The Offering

      This prospectus relates to the sale of shares of Sims' common stock:

      - issuable upon the conversion of Sims' Series C preferred stock, - issuable upon the exercise of warrants held by the Series C preferred shareholders
      - issuable upon the exercise of warrants and options which were previously issued by Sims, and
      - held by certain persons who either purchased the shares from Sims in private offerings, received the shares for services provided to Sims, or received the shares in settlement of amounts owed to these persons by Sims.

         The holders of the preferred shares, warrants and options, to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, and the owners of the common stock described above are referred to in this prospectus as the Selling Shareholders.

      The names of the Selling Shareholders are:

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Tonga Partners, LP        --    718,750      38,333 (2)  757,083          --

Manchester Asset
  Management Ltd.         --    406,250      21,667 (2)  427,917          --

Augustine Fund, LP        --    375,000      20,000 (2)  395,000          --

Gilston Corporation
  Ltd.                    --    312,500      16,667 (2)  329,167          --

HSBC James Capel
  Canada, Inc.            --    312,500      16,667 (2)  329,167          --

Settondown Capital
  International, Ltd. 14,769     56,250      40,500      111,519          --

Great Neck Partners  333,333                133,333      466,666          --

Jack Levit           183,334                             183,334          --

Leon Ladd             33,350                              33,350          --

Asian Restaurants    338,983                             338,983          --

Jack Levit           183,334                             183,334         --

James Wagner         571,429                             571,429          --

Chelverton Fun
 Limited             100,000                             100,000          --

Richmark Capital      30,000                              30,000          --

James Morse          250,000                             250,000          --

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                       Shares   Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Todd Brouse Grantor
   Trust                                     40,000       40,000          --

Robert Brouse Grantor
   Trust                                     40,000       40,000          --

Vincent Pipia                                80,000       80,000          --

Continental Capital                         200,000      200,000          --

Morse Financial      400,000                             400,000          --

SMP Financial
   Consultants       190,000                             190,000          --

OAC Joint Venture,
 Inc.                 22,857                 22,857       45,714          --

John Jones            45,714                 45,714       91,428          --

Nancy Jones           22,857                 22,857       45,714          --

Jeffrey Nunez         22,857                 22,857       45,714          --

Dieterich & Associates 4,571                  4,571        9,142          --

Gregg Berger           3,429                  3,429        6,858          --

Toni Gales             3,716                  3,716        7,432          --

Richard Gales          1,050                  1,050        2,100          --

Ammar Kubba           33,142                 33,142       66,284          --

Sam Meltzer           11,428                 11,428       22,856          --

Aron D. Scharf        18,286                 18,286       36,572          --

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                       Shares   Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

David Stone            4,571                  4,571        9,142          --

United Recyclers,
 Inc.                 22,857                 22,857       45,714          --
Ruben Kitay           11,428                 11,428       22,856          --
Zapara Inc.           22,857                 22,857       45,714          --
Susan McCabe           4,571                  4,571        9,142          --
Thomas McCausland      4,571                  4,571        9,142          --
Chris Dieterich       11,428                 11,428       22,856          --
Jessica Santuro        4,571                  4,571        9,142          --
Errol Kaplan          68,571                              68,571          --
Philip Brook          33,333                  6,667       40,000          --
Scott Elliot          40,000                              40,000          --
John Travis Rhodes    10,000                              10,000          --
Andrew Collins        40,000                              40,000          --
Donald Baker          10,000                              10,000          --
Charles Wheet         20,000                              20,000
Market Search
   International Inc.  13,333                             13,333
Brian Johns           10,000                              10,000
Brett Carlson         20,000                              20,000

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Kevin Sorg            10,000                              10,000
Vito Palermo          10,000                              10,000
Fayette Severance     16,667                              16,667
Craig Kinley          10,000                              10,000
Larry Hansen          10,000                              10,000
Knight Press          30,000                              30,000
David E.Cowan         20,000                              20,000
Christopher Ross      10,000                              10,000
C. Larry Roark       100,000                             100,000
Jeb L. Milam          10,000                              10,000
John P. Weldon III    10,000                              10,000
Debra Morse           10,000                 10,000       20,000
First Choice Money
    Resources, Inc.   10,000                 10,000       20,000


Gifts of Joy
  Incorporated        80,000                108,571      188,571
U.S. Automotive, Inc. 80,000                108,571      188,571
Zora Dietrich         28,950                 28,950       57,900
Michael Associates   300,000                 60,000      360,000
Lynn Simay            24,000                  4,800       28,800

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Hal Turkiewicz         7,318                  1,464        8,782
Joseph Sciacca        12,000                  2,400       14,400
William Piazza        10,000                  2,000       12,000
Lynne Levy             7,927                  1,585        9,512
Robert Suppan         12,500                  2,500       15,000
Michael Spielman       6,097                  1,219        7,316
William Piazza        20,000                  4,000       24,000
Edward Seganti        25,800                  5,160       30,960
Kenneth Zubay         30,488                  6,098       36,586
Robert Corchia        60,975                 12,195       73,170
Patrick Alston         1,000                               1,000
Wendy Bennett          7,500                               7,500
Marvin Berger          7,000                               7,000
George Borst           8,000                               8,000
Debi Cobb              4,500                               4,500
Dennis Corn            3,500                               3,500
David Dyke             4,000                               4,000
William Eickenberg    21,000                              21,000

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Jeffrey Faelnar        4,500                               4,500
Ian Hart              35,000                              35,000
Maria Hernandez        2,000                               2,000
Michael Hughes         5,000                               5,000
Celia Niemerow         4,000                               4,000
Richard Niemerow       5,000                               5,000
Tracey Olszewski      13,000                              13,000
Claudia O'Neill        5,000                               5,000
Debbie Peterkin        2,000                               2,000
Marsh Phelps           6,500                               6,500
Robert Stevens         7,000                               7,000
Tho Trieu              3,500                               3,500
Matthew Worthington    4,000                               4,000
Ronald Pizzolo        40,000                              40,000
Anthony Pizzolo       40,000                              40,000
Bruce Weitzberg        7,500                               7,500
Diane Kurfis           4,000                               4,000
Linda Piazza           6,500                               6,500

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Luis Marenco           6,500                               6,500
Lalit Bhatia           4,500                               4,500
Maria Sabb             3,500                               3,500
Lou Novembre           3,000                               3,000
Ann Powell             2,500                               2,500
Marlo Sabb             2,500                               2,500
Bruno Bieler           1,500                               1,500
BettyannFalleo         1,500                               1,500
Nicole Cugliandro        600                                 600
Jim Gallear              600                                 600
Margret Healy            400                                 400
George Baron             350                                 350
Jeff McKay            25,000                              25,000
Jessee Massingill      9,600                               9,600
Robert Crowder        19,200                              19,200
William Piazza        60,975                 12,195       73,170
Jack Sandler          15,000                  3,000       18,000

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Brenda Gonzalez       15,000                  3,000       18,000
Nabeel Hasan          20,000                  4,000       24,000
Lori Doctor           24,000                  4,800       28,800
Jerry Messer          30,000                  6,000       36,000
Rebecca Raff          50,000                              50,000
Joseph Kurtz         350,000                 70,000      420,000
William Crowder       19,200                              19,200
                  ---------- -------------------------
                   5,078,337  2,181,250   1,403,103    8,662,690
                   =========  =========   =========    =========


(1) Represents shares issuable upon the conversion of the Series C Preferred Stock assuming conversion price of $0.80 per share. The actual number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of Sims' common stock at the time of conversion. See "Comparative Share Data".

(2) Assumes all shares owned, or which may be acquired, by the selling shareholders, are sold to the public by means of this prospectus.

    None of the selling shareholders will own more than 1% of Sims' common stock after this offering.

      Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

      From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series C Preferred Stock (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus .

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Sims' common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Sims' common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of Sims' common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Sims nor any Selling Shareholder can presently estimate the amount of such compensation. Sims knows of no existing arrangements between any Selling Shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Sims' common stock.

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Sims has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      Sims has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Sims has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Sims has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock Sims is authorized to issue 40,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Sims' assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by Sims. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      Sims is authorized to issue up to 1,000,000 shares of Preferred Stock. Sims' Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of Sims.

      In April 1995, Sims issued 25,250 shares of Series A Preferred Stock. Each Series A Preferred share is convertible into 0.2 of a share of Sims' Common Stock. As of July 31 1999, 16,000 shares of the Series A Preferred Stock had been converted into shares of Sims' common stock.

      In March 1996, Sims issued 100,000 shares of its Series B Preferred Stock. Each Series B Preferred share is convertible into 0.25 of a share of Sims' Common Stock. As of July 31, 1999 all shares of the Series B Preferred Stock had been converted into 25,000 shares of Sims' common stock.

      See "Comparative Share Data" for information concerning Sims' Series C Preferred Stock.Transfer Agent

      Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for Sims' Common Stock.
                                     EXPERTS

      The financial statements as of June 30, 1998 incorporated by reference in this prospectus from Sims' annual report on Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      Sims' Bylaws authorize indemnification of a director, officer, employee or agent of Sims against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Sims who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Sims pursuant to the foregoing provisions, Sims has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      Sims has  filed  with the  Securities  and  Exchange  Commission,  450 5th
Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Sims and such securities, reference is made to the Registration Statement and to the exhibits filed with the registration statement. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by the actual terms of the document. Sims is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the exhibits to the registration statement, as well as copies of any reports, proxy statements and other information filed by Sims, can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning Sims is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by Sims. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made by means of this prospectus, under any circumstances, create an implication that there has been no change in the affairs of Sims since the date of this prospectus.



                                TABLE OF CONTENTS

Page

Prospectus Summary  ...................................
Risk Factors ..........................................
Comparative Share Data .....................................
Selling Shareholders .......................................
Description of Securities ....................................
Experts .........................................................
Indemnification ...............................................
Additional Information ........................................


                                  Common Stock

                            SIMS COMMUNICATIONS, INC.




                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus
Item 14.  Other Expenses of Issuance and Distribution
    SEC Filing Fee                                           $   2,661
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 20,000
         Accounting Fees and Expenses                             3,000
         Miscellaneous Expenses                                     339
                                                            -----------

             TOTAL                                             $ 30,000
                                                               ========

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.

         The Delaware General Corporation Law and Sims' Bylaws that Sims may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of Sims.

Item 16.  Exhibits

         Exhibits                                       Page Number

1        Underwriting Agreement                                 N/A

3.1      Certificate of Incorporation,                           (1)
                                                      --------------
          as amended

3.1.1    Amendment to Articles of Incorporation                  (1)

3.2      Bylaws                                                  (l)


Form of 1993 Incentive Stock Option Plan
         and 1993 Non-Statutory Stock Option Plan                (2)
                                                      --------------

4.2      Form of Stock Bonus Plan                                (3)
                                                      --------------

4.3      Designation of Series C Preferred Stock (as amended)
          (4)

5        Opinion of Counsel


10        Series C Preferred Stock Purchase Agreement,
         Escrow Agreement, Registration Rights Agreement              (4)
                                                         ----------------
         and Form of Warrant

23.1     Consent of Hart and Trinen


23.2     Consent of Ehrhardt Keefe Steiner & Hottman    previously filed
         PC

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

(1) Incorporated by reference to the same exhibit filed as part of Sims' Registration Statement on Form SB-2 (Commission File No. 33-70546-A).

(2) Incorporated by reference, and as same exhibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3)      Incorporated  by  reference,   and  as  same  exhibit  number,   from
Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(4) Incorporated by reference, and as same exhibit number, from report on 8-K dated December 14, 1998.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY
         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 30th day of July, 1999.

                                       SIMS COMMUNICATIONS INC.


                                       By:   /s/ Mark
Bennett
                                              MARK BENNETT, President

                                       By:  /s/ Ian Hart
                                            IAN  HART,  Principal  Financial
                                           Officer and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ Mark Bennett
Mark Bennett                        Director              July 30, 1999

 /s/ Michael Malet
Michael Malet                       Director              July 30, 1999

 /s/ David Breslow
David Breslow                       Director              July 30, 1999


Julio Curra                         Director